Exhibit 99.1

Jean Boyko, Ph.D., Named Sr. Vice President Quality & Regulatory Affairs for Prestige Brands Holdings, Inc.

Irvington, NY, August 24, 2006—Jean A. Boyko, Ph.D., has been appointed to the newly created position of Senior Vice President, Quality & Regulatory Affairs for Prestige Brands Holdings, Inc., a marketer and distributor of over-the-counter drug, household cleaning and personal care products.

Dr. Boyko will be responsible for managing the Company’s Quality Control, Quality Assurance and Regulatory functions. In making the announcement, Peter C. Mann, Chairman and CEO commented, “I am pleased the Board of Directors authorized the creation of this new position, which will directly oversee all Quality aspects of our relationships with our third-party manufacturers, maintain internal quality records, and manage the Company’s regulatory affairs. I am especially pleased to have someone with Jean’s experience on board to fill this key position which continues to grow in importance as the Company grows.”

Most recently, Dr. Boyko was Executive Director, Manufacturing Quality at Purdue Pharma. Prior to joining Purdue, she was Vice President, Quality Services at Block Drug Company. She and her family reside in Nutley, NJ.

The Company’s key brands include Chloraseptic® sore throat treatment, Compound W® wart remover, New Skin® liquid bandage, Clear eyes® and Murine® eye care products, Little Remedies® pediatric over-the-counter products, Cutex® nail polish remover, Comet® and Spic and Span® household cleaners, and other well-known brands.

Contact:
Prestige Brands Holdings, Inc.
Dean Siegal, 914-524-6819

--END--